Exhibit 99.1

Paylocity Announces Ellen Carnahan Joining Board of Directors

ARLINGTON HEIGHTS, Ill., Nov. 9, 2016 (GLOBE NEWSWIRE) — Paylocity (Nasdaq: PCTY) a leading provider of cloud based payroll and human capital management software, today announced Ellen Carnahan has joined the company’s Board of Directors. Carnahan’s appointment brings the board total to seven.

“Ellen is an excellent addition to our Board of Directors,” said Steve Beauchamp, Paylocity President and CEO. “Her extensive experience and knowledge will help drive Paylocity in our mission to elevate Payroll and HR across the backroom and into the boardroom.”

Ms. Carnahan is currently Principal of Machrie Enterprises, where she has served since 2008 as an advisor to venture capital funds and invests in private companies and venture funds. She previously spent more than 18 years at William Blair Capital Management, where she served as Managing Director and Head of Technology Investing. From 1983 to 1987, Ms. Carnahan served as Vice President of Marketing and Planning at SPSS, Inc., an analytics software vendor now part of IBM Corporation. Ms. Carnahan has served on the boards of directors for numerous public companies, including since 2015 as a director of Enova International, Inc., a technology and analytics company focused on providing online financial services, and from 2003 to 2015 as a director for Integrys Energy Group, Inc., an energy holding company whose operating subsidiaries provided natural gas and electricity in regulated and non-regulated markets. Ms. Carnahan also serves as a trustee of The JNL Funds, a registered investment fund, and has served on its audit committee since 2013. Ms. Carnahan is an active member of Chicago’s corporate and entrepreneurship community. In 2010 she was appointed to the Illinois Governor’s Economic Recovery Commission, and in 2010 and 2015 she was named one of the Techweek100 Top Technology Leaders in Chicago. Ms. Carnahan holds an M.B.A. from the Booth School at the University of Chicago and a B.B.A. from the University of Notre Dame.

“Becoming a part of Paylocity’s Board of Directors is a wonderful opportunity,” said Ms. Carnahan. “Paylocity is leading its industry in payroll and HCM technology and is making a difference for its clients. Along with the other board members and the executive team, I look forward to contributing to the growth and shareholder value of Paylocity.”

In addition to Ellen Carnahan, Paylocity’s board of directors consists of Steve Sarowitz, Paylocity founder and Chairman; Steve Beauchamp, Paylocity President and CEO; Jeffrey Diehl, Managing Partner & Head of Investments with Adams Street Partners; Mark Mishler, Director of Interstate National Corporation; Ronald

Waters, business consultant and former President, Director and CEO of LoJack; and Andres Reiner, PROS President, CEO and Director.

About Paylocity

Paylocity is a provider of cloud-based payroll and human capital management, or HCM, software solutions for medium-sized organizations. Paylocity’s comprehensive and easy-to-use solutions enable its clients to manage their workforces more effectively. Paylocity’s solutions help drive strategic human capital decision-making and improve employee engagement by enhancing the human resource, payroll and finance capabilities of its clients. For more information, visit www.paylocity.com.

CONTACT:	Rebecca Everding

Director of Marketing

reverding@paylocity.com

M: 222.254.0088

www.paylocity.com